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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE


PANAVISION SELLS INTEREST IN EFILM TO DELUXE LABS

     August 9, 2004--Woodland Hills, Calif.--Panavision, the leading manufacturer and supplier of camera systems to the motion picture and television industries, has sold its 80% ownership interest in EFILM, LLC to Deluxe Laboratories, Inc., it was announced today. Deluxe, which previously owned the remaining 20% of EFILM, will now be the sole owner.

     "It's been rewarding for us to have participated in EFILM's development into the leading digital laboratory in the industry," said Bob Beitcher, Panavision's President and CEO. "Now that EFILM has 'come of age' and the digital intermediate has evolved into an essential creative tool for filmmakers, we are happy to pass the management role to Deluxe, for whom EFILM is a natural extension of its traditional film laboratory services. We will focus our energy on what is our core strength - providing the best imaging systems to the motion picture and television industries, as well as applying our expertise and technology to new markets - and we are in the process of exploring acquisitions and investments consistent with this mission. However, we will continue to work with EFILM to offer our customers the extreme customer service and integrated solutions they have come to expect. "

     EFILM began providing digital laboratory services to the motion picture industry in 1993. Panavision purchased EFILM in 2001, and in 2002 Deluxe purchased a 20% interest in the company.

     "I am grateful for the support that both Panavision and Deluxe have given us in this phase of extraordinary growth," said Joe Matza, President of EFILM. "I look forward to working even more closely with Deluxe as EFILM enters its next phase."

     Utilizing proprietary digital color timing systems and image processing tools, high resolution and scanning and recording technologies with a high speed network, EFILM's services include digital intermediate, high-resolution scanning and recording for the visual effects industry, digital opticals for features, trailers and commercials and tape-to-film services including 24p HD, DV, NTSC and PAL.

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About Panavision:

Founded in 1954, Panavision Inc. is a leading designer and manufacturer of high-precision camera systems, including both film and digital cameras, and lenses and accessories for the motion picture and television industries. Panavision systems are rented through its domestic and internationally owned and operated facilities and agent network. Panavision also supplies lighting, grip and crane equipment for use by motion picture and television productions, as well as advanced imaging solutions to broadcast and government customers.

FOR MORE INFORMATION, CONTACT:

                                 Suzanne Lezotte

TEL: 818-316-2233
CELL: 818-427-0116
E-MAIL: SUZANNE_LEZOTTE@PANAVISION.COM